                                                              File No. 333-12451
                                                              Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED DECEMBER 26, 1996

                            CORPORATE EXPRESS, INC.

            $325,000,000 4 1/2% CONVERTIBLE NOTES DUE JULY 1, 2000

                       9,750,975 SHARES OF COMMON STOCK

  This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated December 26, 1996, as supplemented by Prospectus Supplement No. 1 dated February 21, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $325,000,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

  The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented:

                                            PRINCIPAL
                                              AMOUNT
                                             OF NOTES               NUMBER OF
                                           BENEFICIALLY             CONVERSION
                                            OWNED AND   PERCENT OF    SHARES
                                             THAT MAY   OUTSTANDING  THAT MAY
       NAME(1)                               BE SOLD       NOTES    BE SOLD(2)
       -------                             ------------ ----------- ----------
Alex. Brown & Sons Incorporated(3)........ $12,437,000      3.8%     373,147
Merrill Lynch, Pierce, Fenner & Smith,
 Inc. ....................................   3,570,000      1.1      107,111
Montgomery Securities(3)..................   1,125,000        *       33,735
Nomura Securities (Bermuda) Ltd. .........   4,500,000      1.4      135,014
Reliant Trading...........................  22,357,000      6.9      670,777
Robertson Stephens & Co., LLP.............   7,000,000      2.2      210,021
Shepherd Investments International,
 Ltd. ....................................  25,108,000      7.7      753,315

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(1) The information set forth herein is as of March 5, 1997, except for the information regarding Alex. Brown & Sons Incorporated and Robertson Stephens & Co., LLP which is as of March 10, 1997, will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes by such holder at the rate of $33.33 in principal amount of Notes per share of Common Stock, which rate reflects the 50% share dividend distributed by the Company on January 31, 1997.

(3) Alex. Brown & Sons Incorporated and Montgomery Securities served as Managers for the private placement of the Notes and served as financial advisors to the Company and as underwriters in prior public offerings of the Company's securities.

  The line items "Alex. Brown & Sons Incorporated(3) . . . . . $4,594,000,
1.4%, 137,834(8)"; "Montgomery Securities(3). . .125,000, *, 3,750"; "Nomura
Securities (Bermuda) Ltd. . . . 7,500, *, 150"; "Reliant Trading . . .
15,000,000, 4.6, 450,045"; "Robertson Stephens & Co., LLP. . . .1,390,000, *,
41,704(8)" and "Shepherd Investments International, Ltd. . . . 15,000,000,
4.6, 450,045" contained in the tables set forth in the Prospectus shall be deleted in their entirety and replaced with the line items set forth in the table above.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 10, 1997